Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment	MWW Group
	John J. Sullivan	Richard Tauberman
	EVP, Chief Financial Officer	(rtauberman@mww.com)
	(518) 452-1242	(201) 507-9500
38 Corporate Circle
Albany, NY 12203

	www.twec.com	NEWS
RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER 2006 RESULTS

          Albany, NY, November 16, 2006 — Trans World Entertainment Corporation (Nasdaq: TWMC) today announced total sales increased 23% to $297.7 million for the third quarter ended October 28, 2006, compared to $241.4 million in the third quarter of 2005. The sales increase was due to the Musicland acquisition, partially offset by a comparable store sales decrease of 5%. For the third quarter of 2006, the Company incurred a net loss of $11.4 million, or $0.37 per share. During the quarter, the Company recorded an extraordinary gain for unallocated negative goodwill of $1.9 million, net of income tax, related to the acquisition of Musicland. Loss before the extraordinary gain was $13.3 million, or $0.43 per share. The net loss for the third quarter of 2005 was $11.5 million or $0.36 per share.

          “We continue to see strong comparable store sales increases in our key focus areas of DVD, Electronics and Games. However, the increases in these categories did not offset the persistent weakness in the music category,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “We made progress in the quarter on initiatives that will improve our operating results in the all important fourth quarter. These include the continued re-merchandising of stores to highlight our DVD, Electronics and Games categories, the re-branding of Sam Goody and free standing stores to the f.y.e. brand and the conversion of Musicland’s Replay Rewards customers to our Backstage Pass customer loyalty program,” Mr. Higgins concluded.

Gross profit as a percentage of sales for the third quarter of 2006 was 36.6% versus 34.4% in the third quarter of 2005. SG&A as a percentage of sales was 40.4% compared to 38.8% last year.

Sales for the thirty-nine week period ended October 28, 2006 were $884.5 million, compared to $779.9 million in 2005. Net loss for the thirty-nine week period was $26.2 million or $0.85 per share compared to $19.4 million or $0.60 per share in 2005. Loss before extraordinary gain for the thirty-nine week period was $31.5 million or $1.02 per share.

          Trans World Entertainment is a leading specialty retailer of music, video and video game products. The Company operates over 1,100 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico under various brands. The Company is in the process of consolidating the majority of its stores (Coconuts Music and Movies, Strawberries Music, Wherehouse, Sam Goody and Spec’s) under the name f.y.e. for your entertainment. The Company also operates over 185 video only stores primarily under the Suncoast brand and on the web at www.fye.com, www.coconuts.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow -

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

INCOME STATEMENTS:
(in millions, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended

	Oct 28, 2006	% to Sales	Oct 29, 2005	% to Sales	Oct 28, 2006	% to Sales	Oct 29, 2005	% to Sales

Sales	$297.7		$241.4		$884.5		$779.9

Cost of sales	188.9	63.4%	158.4	65.6%	569.0	64.3%	499.5	64.0%

Gross profit	108.8	36.6%	83.0	34.4%	315.5	35.7%	280.4	36.0%

Selling, general and administrative expenses	120.2	40.4%	93.8	38.8%	345.5	39.1%	286.2	36.7%

Depreciation and amortization	9.8	3.3%	8.6	3.6%	27.5	3.1%	25.1	3.2%

Loss from operations	(21.2)	-7.1%	(19.4)	-8.0%	(57.5)	-6.5%	(30.9)	-3.9%

Other income	(0.1)	0.0%	(0.2)	-0.1%	(4.0)	-0.5%	(1.6)	-0.2%

Interest expense	1.7	0.6%	0.8	0.3%	4.1	0.5%	2.0	0.3%

Loss before income taxes and extraordinary gain - unallocated negative goodwill	(22.8)	-7.7%	(20.0)	-8.3%	(57.6)	-6.5%	(31.3)	-4.0%
Income tax benefit	(9.5)	-3.2%	(8.5)	-3.5%	(26.1)	-3.0%	(11.9)	-1.5%

Loss before extraordinary gain - unallocated negative goodwill	$(13.3)	-4.5%	$(11.5)	-4.8%	$(31.5)	-3.5%	$(19.4)	-2.5%
Extraordinary gain - unallocated negative goodwill, net of income taxes	1.9	0.6%	—	0.0%	5.3	0.6%	—	0.0%

NET LOSS	$(11.4)	-3.9%	$(11.5)	-4.8%	$(26.2)	-2.9%	$(19.4)	-2.5%

Basic loss per common share:
Loss per share before extraordinary gain - unallocated negative goodwill	$(0.43)		$(0.36)		$(1.02)		$(0.60)

Extraordinary gain - unallocated negative goodwill, net of income taxes	0.06		—		0.17		—

Basic loss per share	$(0.37)		$(0.36)		$(0.85)		$(0.60)

Weighted average number of common shares outstanding - basic	30.8		31.6		30.8		32.4

Diluted loss per common share:
Loss per share before extraordinary gain - unallocated negative goodwill	$(0.43)		$(0.36)		$(1.02)		$(0.60)

Extraordinary gain - unallocated negative goodwill, net of income taxes	0.06		—		0.17		—

Diluted loss per share	$(0.37)		$(0.36)		$(0.85)		$(0.60)

Weighted average number of common shares outstanding -diluted	30.8		31.6		30.8		32.4

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)

Cash and cash equivalents					$13.5		$16.8
Merchandise inventory					656.2		477.7
Fixed assets (net)					135.4		129.9
Accounts payable					353.5		252.0
Long-term debt, less current portion					16.9		20.4
Borrowings under line of credit					71.6		—

Stores in operation					1,121		800